UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2007

DISPATCH AUTO PARTS INC.
(Exact Name of Registrant as Specified in Charter)

Florida
(State or Other Jurisdiction of Incorporation)

000-51818
(Commission File Number)

20-4200300
(I.R.S. Employer Identification No.)

391 Hua Yu Lane, Dong Xin Street
Xi'an, Shaanxi Province, P.R.China
(Address of Principal Executive Offices) (Zip Code)

(8629) 8826-5109
(Registrant's Telephone Number, Including Area Code)

Copies to:
Greentree Financial Group, Inc.
7951 SW 6th Street, Suite 216
Plantation, FL 33324
(954) 424-2345 Tel
(954) 424-2230 Fax

This Current Report on Form 8-K is filed by Dispatch Auto Parts Inc., a Florida corporation (the “Registrant”), in connection with the items set forth below.

ITEM 2.01 Completion of Acquisition or Disposition of Assets

    On February 14, 2007, the Registrant executed an Agreement (the “Agreement”) between the Registrant and Daniel Slocum, an individual resident of the State of New York ("Mr. Slocum"), pursuant to which the Registrant agreed to sell its ownership of Dispatch Auto Parts II, Inc., a Florida corporation ("Dispatch II"), to Mr. Slocum. A copy of the Agreement is attached as Exhibit 10.1 to this Current Report of the Registrant filed herewith.

Closing of the Agreement

    Pursuant to and at the closing of the Agreement, which occurred on February 14, 2007, Mr. Slocum tendered a cash purchase price of $10 as and assumed certain liabilities in exchange for all outstanding shares of Dispatch II held by the Registrant. As a result of the transactions consummated at the closing, the purchase and issuance gave Mr. Slocum a 'controlling interest' in Dispatch II, and Dispatch II is no longer a wholly-owned subsidiary of the Registrant.

    Mr. Slocum is a former officers and director of the Registrant and is fully informed of and aware of the structure and status of the corporation in which he is acquiring. Mr. Slocum is fully informed and aware of the status of the assets, debts and condition of the Dispatch II and acknowledges that he is purchasing it in its current condition and without further warranties from the Registrant.

    Dispatch II will retain all obligations and liabilities to third parties and holds all rights to receivables as of the date hereof, the parties expressly agree that all liabilities and receivables between the Registrant and Dispatch II are extinguished by the parties through the Agreement and Dispatch II hereby releases the Registrant from any third party liabilities arising out of Dispatch II’s operations, if any. Dispatch II also assumes any liabilities that may arise after closing.

    The Registrant currently has 28,662,114 issued and outstanding shares of common stock that trade on the Over-The-Counter Bulletin Board under the symbol "DPPT".

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISPATCH AUTO PARTS INC.

Date: February 14, 2007	By:	/s/ Liu, Sheng Li
Liu, Sheng Li President and Chairman

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Agreement, dated February 14, 2007

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